Exhibit 99.1

Peace Acquisition Corp Announces Separate Trading of Ordinary Shares, Rights and Warrants

NEW YORK, NEW YORK, June 2, 2026 (GLOBE NEWSWIRE)—Peace Acquisition Corp (the “Company”) announced today that, commencing on or about June 4, 2026, holders of its units sold in the Company’s initial public offering may elect to separately trade the Company’s ordinary shares, rights and warrants included in the units. The ordinary shares, rights and warrants that are separated will trade on the Nasdaq Capital Market (“Nasdaq”) under the symbols “PECE,” “PECER” and “PECEW,” respectively. No fractional rights will be issued upon separation of the units and only whole rights will trade. Those units not separated will continue to trade on Nasdaq under the symbol “PECEU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares, rights and warrants.

The Company is a Cayman exempt company, formed as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company intends to focus its search on businesses throughout Asia. However, the Company will not undertake an initial business combination with any entity based in or with its principal business operations in Mainland China, Hong Kong or Macau.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC on May 22, 2026. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Investor Relations: ir@peacespac.com